Exhibit 2.7

ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

FOR VALUE RECEIVED, ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Assignor”) hereby transfers and assigns unto WP OKLAHOMA NURSING, LLC, a Georgia limited liability company (“Assignee”), all of Assignor’s right, title and interest in and to that certain Purchase and Sale Agreement effective as of May 5, 2011, as the same has been amended and assigned through the date hereof (the “Agreement”), relating to the Facility (as defined in the Agreement) commonly known as “Whispering Pines Nursing Center” and located at 501 East Robinson, Norman, Oklahoma. Assignee hereby assumes all obligations of Assignor under the Agreement with respect to such Facility.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment of Purchase and Sale Agreement to be duly executed and delivered as of the 12th day of October, 2012.

ASSIGNOR:		ASSIGNEE:

ADCARE PROPERTY HOLDINGS, LLC		WP OKLAHOMA NURSING, LLC

By:	/s/ Boyd P. Gentry	By:	/s/ Christopher F. Brogdon
	Boyd P. Gentry, Manager		Christopher F. Brogdon, Manager